Metropolitan Transit Authority
1900 Main
P.O. Box 61429
Houston, Texas 77208-1429

713-739-4000 www.ridemetro.org

METRO

February 22, 2006

Mr. Sonny Wooley
Intercontinental Fuels, LLC
17617 Aldine Westfield Rd.
Houston, TX 77073

Subject: Notice of Contract Award
METRO Contract No. CT0600021 for Bulk Storage of Diesel Fuel.

Dear Mr. Wooley:

This letter is your written notification of award for this contract. Attached is an executed copy of Contract No. CT0600021 for your files.

The term of this contract shall be effective from March 1, 2006 through October 31, 2006.

You are reminded that the amount of this contract shall not exceed $350,000.00, unless changed in writing by an authorized METRO Representative.

If you have any questions, please contact me at (713) 739-4083.

Sincerely,

Michael Southwell
Contracting Officer

Enclosure

cc: Debbie Sechler: Accounting
Deepali Chanana: Business Development
Walter Wickremasinghe: Program Project Control
Andy Skabowski: Project Manager
Edith Lowery: Grants
Pat Holly: Risk Management
Contract File No. CT0600021

TERMINALING SERVICES AGREEMENT

This Terminaling Services Agreement ("Agreement") dated as of the Effective Date is entered into by and between Intercontinental Fuels, LLC ("Owner"), and the Metropolitan Transit Authority of Harris County, Texas ("Customer"), sometimes referred to individually as "Party" and collectively as "Parties."

In consideration of the mutual promises contained in this Agreement, the Parties agree to the following terms and conditions relating to the provision of terminal storage and throughput services related to petroleum or other liquid products at the described terminal:

Section 1. **Definitions.** In this Agreement the terms defined in the preamble have the meanings indicated and the following terms will have the meanings indicated below:

"**Bankruptcy**" means makes an assignment for the benefit of creditors, or petitions or applies for or arranges for the appointment of a trustee, liquidator or receiver, or commences any proceeding relating to itself under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of the country under which the insolvent Party is organized or a country in which the insolvent Party conducts business, now or hereafter in effect or a Party gives its approval of, consent to, or acquiesces in, any of the following: the filing of a petition or application for the appointment of a trustee, liquidator or receiver against that Party; the commencement of any proceeding under any bankruptcy laws against that Party; or the entry of an order appointing any trustee, liquidator or receiver.

"**Barrel" or "bbl"** means 42 US Gallons.

"**Contract Year"** means a period of 365 days commencing with the Effective Date of this Agreement.

"**Customer"** means the Party and its address indicated in Attachment "A", attached to this Agreement and included in it for all purposes by this reference.

"**Effective Date"** as the meaning indicated in Attachment "A".

"**Extended Term"** has the meaning described in Attachment "A".

"**Fees"** means the Throughput Fees in addition to storage fees, such as the TxLED Additive Fee, the Lubricity Additive Fee, , the BioDiesel Additive Fee and the Tank Cleaning Fee.

"**Force Majeure Event"** means any event not reasonably foreseeable, and which is not within the control of the Party claiming suspension and which by the exercise of due diligence the affected Party is unable to prevent or overcome including, without limitation, (i) strikes, lockouts or other industrial disputes or disturbances; (ii) acts of the public enemy or of belligerents, hostilities or other disorders, wars (declared or undeclared), blockades, insurrections, riots, civil disturbances, terrorism or sabotage; (iii) acts of nature, landslides,

severe lightning, earthquakes, fires, tornadoes, hurricanes, storms, floods, washouts, tidal waves, perils of the sea and other adverse weather conditions and unusual or abnormal conditions of the sea and warnings for any of the foregoing,; (iv) arrests or restraints of or other interference or restrictions imposed by governments (either federal, state, civil or military and whether legal or de facto or purporting to act under some constitutions, decree, law or otherwise), necessity for compliance with any court order, or any law, statute, ordinance, regulation or order promulgated by a governmental authority having or asserting jurisdiction, embargoes or export or import restrictions, expropriation, requisition, confiscation or nationalization; or (v) epidemics or quarantine, explosions, breakage or accidents to equipment, machinery, plants, facilities or lines of pipe, the making of repairs or alterations to lines of pipe or plants, inability to secure labor or materials to do so, partial or entire failure of wells or gas supply, electric power shortages, accidents of navigation or breakdown or injury of vessels.

"Gallon" means a U.S. gallon of 241 cubic inches corrected to 60 degrees Fahrenheit.

"Initial Term" has the meaning described in Attachment "A".

"Monthly Tank Rental Charge" has the meaning described in Attachment "A".

"Normal Operating Hours" has the meaning described in Attachment "A".

"Product" has the meaning described in Attachment "A".

"Shell Barrel" means the design capacity of the tank before reductions for the floating roof and safe filling margins..

"Standard Loss Allowance" has the meaning indicated in Attachment "A".

"Tank" has the meaning described in Attachment "A".

"Tank Truck" means bottom loaded certified tank trucks to be driver loaded using a key stop system.

"Term" has the meaning indicated in Attachment "A".

"Terminal" has the meaning described in Attachment "A".

Section 2. Service, Statements, Invoices, Documents and Records.

2.1 Owner will provide services for the receipt, storage, throughput, and delivery of Customer's Product to and from Customer or on behalf of Customer into and out of the Tanks at the Terminal and provide the facilities reasonably necessary to perform such services as may be provided under this Agreement. Those services will be performed in a manner consistent with Owner's current practices at the Terminal. Owner will insure that the facility meets and operates under all Local, State and Federal regulation requirements in effect by March 1, 2006.

2.2 On each day of activity, Owner will fax to Customer a statement of receipts, deliveries and ending inventory. This statement will be faxed to Customer at the number indicated in Attachment "A".

2.3 Owner will provide to Customer copies of individual tank gauging documents and tank truck loading rack bills of lading for receipts or deliveries as requested by Customer.

2.4 Within 15 days following the end of each calendar month during the Term, Owner will submit to Customer statements recording the volume of Product received into and delivered from the Terminal during the preceding calendar month any applicable inventory adjustments, together with an invoice for (i) the Monthly Tank Rental Charge for the following month ,unless prepayment has already occurred, (ii) any Fees for services provided during the preceding month (iii) any other amounts owed by Customer under this Agreement. This monthly statement and invoice will be mailed to Customer at the address indicated in Attachment "A". Each such monthly statement will be consider a "warehouse receipt" under the Uniform Commercial Code and will include, in addition to the location of the Terminal and the identity and volume of Product, (i) a consecutive (ii) date of issuance, (iii) a reference to the rate of storage and handling fees included in this Agreement, (iv) a statement that the Products will be delivered to the Customer or its agent, and (v) the signature of an authorized representative of Owner. In case of any conflict between the daily statements provided to Customer under Section 2.2 or bills of lading issued under Section 2.3 and the monthly statements provided under this Section, the statements provided under this Section will prevail as to the volume of Product received and delivered by Owner.

2.5 Each Party will maintain a true and correct set of records pertaining to its performance of this Agreement and all transactions related to such performance and will retain copies of all such records for a period of not less than three years following termination or cancellation of this Agreement. Upon reasonable prior notice, a Party or its authorized representative may, during the Term and for the aforesaid three-year period, audit such records of the other Party during normal business hours at the other Party's place of business.

Section 3. Fees, Charges and Taxes.

3.1 Customer will pay Owner for services provided under this Agreement the amounts set forth in Section 2.4. The Fees and Monthly Tank Rental Charge shall be escalated as set forth in Section 3.5.

3.2 All amounts reflected in Owner's invoices are due and payable within thirty days of Customer's receipt of Owner's invoice. Overdue amounts will accrue interest at prime plus 1% or the highest rate allowed by applicable law, whichever is lower, until paid in full. As used in this Section, "prime" means the prime rate listed in the *Wall Street Journal* on the applicable due date.

3.3 The maximum allowable weight of any Tank will be equivalent to the weight of the Tank with an appropriate capacity being filled with water. If a Tank is filled to that capacity, for

purposes of determining any Fee based upon capacity use, use of 100% of the Tank capacity will be assumed.

3.4 Customer will pay any and all applicable inventory, property or other taxes, fees or other charges and assessments, (including any charge or payment in lieu thereof), on Product and Customer's property at the Terminal. Customer will pay applicable sales, use or other taxes on terminal services. Customer will reimburse Owner for any costs or expense incurred by Owner in association with the type of tax, expense, fee or cost referenced in this Section.

3.5 The Fees and Monthly Tank Rental Charge shall be increased, effective on the first day after the end of the first Contract Year and each Contract Year thereafter, from the Fees and Monthly Tank Rental Charge for the previous Contract Year to reflect the percentage change in *Consumer Price Index For All Urban Consumers for Houston for All Items* ("CPI"), as published by the Barton Smith during that preceding Contract Year.

3.6 Owner will reimburse Customer for all demurrage costs incurred on pipeline transfers due to delays caused by Owner.

3.7 If Customer is unable to pull Product at the rack for more than twenty-four (24) hours due to failure of Owner's equipment due to Owner's fault, Owner will reimburse the cost difference incurred by Customer for the storage of the Product and to purchase Product elsewhere until the equipment is operable.

Section 4. Operations, Receipts and Deliveries.

4.1 Product will be delivered to the Terminal via TEPPCO pipeline or as identified in Attachment "A" by Customer or on its behalf free of any charge to Owner. Customer must provide the Terminal and maintain updated forecasts of scheduled arrivals of its of Product by pipeline at the Terminal, which forecasts must include details as to type, grade and quantity of each Product.

4.2 Receipts and deliveries of Product will be handled within the Normal Operating Hours. Owner may make temporary changes in Normal Operating Hours, without Customer's approval. Owner will notify Customer of such temporary changes in advance or as soon after implementation as is practicable. Owner will provide Customer advance notice of the exact date of each holiday and any other day(s) when the Terminal will close because of an extraordinary event or maintenance.

4.3 Customer must arrange for and pay the costs of the transportation of all Product to and from the Terminal and Owner is responsible only to receive or deliver, as the case may be, the Product at its Terminal. Customer must notify Owner of tentative Product arrival dates reasonably in advance and of any revision of those dates as soon as known. Tentative arrival dates must be confirmed approximately 48 hours in advance. At the time of said notice, Customer must furnish Owner with necessary shipping instructions. Upon receipt of such confirmation, Owner will immediately advise Customer of Terminal availability. If the Terminal will not be available to receive or deliver Product on the confirmed arrival date, Owner will advise as to the earliest time

when Product may be received or delivered. Owner will not be responsible for demurrage unless said demurrage is caused by the sole negligence of Owner. If Owner determines that a truck or vessel is unsuitable for shipment of Products, as Owner deems appropriate, Owner may refuse to load such equipment and will advise the carrier and Customer of the condition immediately, and request further instructions from the Customer.

4.4 Owner will provide suitable piping and related facilities reasonably necessary for the receipt and delivery of Product to and from the Terminal.

4.5 Owner will deliver stored Product to Customer or to such third parties as Customer may direct, the Product held by Owner at the Terminal for the account of Customer. Customer is responsible for providing to Owner documentation required to authorize deliveries for or on its behalf from the Terminal. Where Product is to be delivered from the Terminal through Terminal loading racks, such deliveries will be made only upon the written authorization of Customer and only to properly qualified individuals who have complied with the terms of Section 11.

4.6 Customer may only use the Tanks for storage of the Product and may use the Tanks for storage of other products only with prior written consent of Owner. If a special method of storing or handling Product is required, then Customer must notify Owner in sufficient time to enable Owner to take the necessary preparatory measures. Failing such notice Owner will not be liable for losses or damage incurred during the storage and handling of Product, nor will Owner be obligated to provide such special storage and handling service. It is understood that the cost of such additional or special equipment required by Customer or of alterations made necessary by the nature of Customer's Product, will be for the account of Customer, unless otherwise explicitly stated in this Agreement.

4.7 If cleaning of Terminal tanks and lines is necessary due to a permitted change in the nature of the Product to be handled pursuant to this Agreement or within 30 days following termination of this Agreement, (subject to any lien that Owner may have on Product) Customer will remove and properly dispose of, or cause to be removed and properly disposed of or, in the case of commingled Product, pay Owner for Customer's share of the costs associated with removal and disposal of, all Product, residue, scale, non-merchantable bottoms, and any other accumulation from the Tank and pipelines and clean both tank interior and pipelines to a condition suitable for the storage of diesel fuel. If cleaning of the Tanks or pipelines to that condition is not practical, Customer will take the necessary steps at its sole cost and expense to replace the affected Tanks or pipelines. If Customer fails to comply with this requirement within a 60-day period of time, Customer authorizes Owner to either (i) take such action on Customer's behalf, and Customer will reimburse Owner for all cost and expense reasonably incurred in taking such action, and (ii) charge Owner for the cost of storage and handling of said Product at a rate of $0.01 per Barrel per day storage in addition to any other fees and rates payable to Owner by Customer under this Agreement. A not to exceed amount for cleaning each of the 35,000 bbl tanks is included in Attachment "A".

4.8 Owner will install equipment before June 1 ,2006 to provide compliance with applicable terminal reporting requirements, upgrade the terminal for dispensing, monitoring and tracking TxLED additive, provide Homeland Security requirements including automatic gates with access Codes for entry to terminal and loading at the rack. Owner is not required to make any additional improvements

other than those mention above, alterations or additions to the Terminal. If any federal, state or local governmental body requires installation of any improvement, alteration or addition to any Tank or other equipment at the Terminal for purposes of compliance with applicable law or regulation enacted after March 1, 2006 that would materially interfere with or change the nature of the services provided under this Agreement, whether the result of the operation of the Terminal or the handling or storage of the Products, Owner will notify Customer of (i) the cost of making any such improvement, alteration or addition, (ii) when such improvement, alteration or addition must be completed, and (iii) Customer's share of such costs. If Customer elects to not share in such costs, then Owner may terminate this Agreement by giving Customer notice of its intention no later than 30 days prior to the date upon which such improvement, alteration or addition is required by the governmental body. If Owner does not so terminate this Agreement, Owner may make such improvement, alteration or addition and Customer will pay its proportionate share of the costs (which will be determined by dividing the volume of Customer Product through the piece of equipment upgraded by the total volume of product through said equipment), said costs to be prorated monthly over the remaining Term. In addition to installation costs, these costs include engineering and interest expense (at a rate of 1% over the prime lending rate on the date of completion of such installation), and subsequent reasonable expenses of operating or maintaining such installation (if any).

4.9 All fixtures, equipment and appurtenances attached to the Tanks, pipelines and other facilities of the Terminal by either Party (except for special equipment expressly paid for by Customer which it may remove provided it pays for all damage caused by removal) are and remain the property of Owner. Customer may install no such items without the prior written consent of Owner.

Section 5. Product Quality Standards and Requirements.

5.1 Customer warrants to Owner that all Product tendered by or for the account of Customer for receipt by the Terminal will conform to the specifications for such Product set forth in Attachment "B" and will comply with industry standards and all applicable laws, rules and regulations. Owner will not be obligated to receive Product into the Terminal that is contaminated or otherwise fails to meet those specifications, nor will Owner be obligated to accept Product that fails to meet quality specifications set forth in the arrival notice. Owner may rely upon the specifications and representations of Customer as to Product quality.

5.2 The quality of Product tendered into Terminal for Customer's account must be verified either by Customer's laboratory analysis, or by an independent appraiser's analysis indicating that the Product so tendered meets Owner's minimum Product specifications. Either party may sample any Product tendered to Owner for Customer's account for the purpose of confirming the accuracy of the analysis. The cost of such confirmation will be borne by the requesting party.

5.3 Owner will deliver to Customer the identical Product that is stored in any segregated Tanks provided for in this Agreement. This is a segregated storage agreement and the Owner may not commingle fungible products with the Customer's products unless authorized by the Customer in writing. At the time of each receipt from Customer, a certificate setting forth quality, grade and other specifications must be delivered to Owner. Each Party may at all reasonable times make appropriate tests to determine whether Product stored or delivered meets those specifications. Owner assumes the

responsibility for any contamination occurring while Product is in storage provided Customer gives Owner notice of a claim within 15 calendar days of delivery of such Product from the Terminal and said contamination is caused by the negligence of Owner.

5.4 Customer will be responsible for any and all costs associated with any damage to Owner's equipment that is caused by the Products should the Products not meet established standards or specifications.

Section 6. Title, Custody and Loss of Product.

6.1 Title to Product will remain with Customer at all times subject to any lien in favor of Owner created pursuant to the terms of this Agreement or under law. Owner will assume custody of the Product at the time such Product passes the TEPPCO flange connection at Owner's receiving facilities. Owner's delivery of the Product will be deemed completed and its custody of thereof will cease when the Product passes the flange connection between the truck of Customer's transportation carrier and Owner's loading assembly.

6.2. Except for any (i) Standard Loss Allowance under Section 9, (ii) loss of Product associated with Customer approved Product flushings to eliminate residual particles or other contaminants from pipelines, tanks, valves or pumps, and (iii) loss caused by any Force Majeure Event, Owner is responsible for any Product lost while in its custody. Upon delivery of Product, as provided above, Owner shall have no further responsibility for any loss, damage or injury to persons or property (including the Products) arising out of possession or use of the Product, except to the extent that such loss, damage or injury is directly caused by the negligence of Owner.

Section 7. Limitation of Liability and Damages.

NOTWITHSTANDING ANY RULE OF LAW OR ANYTHING IN THIS AGREEMENT TO THE CONTRARY, AND REGARDLESS OF THE FORM OF ACTION OR THEORY OF LIABILITY, INCLUDING CONTRACT, STRICT LIABILITY, BREACH OF WARRANTY, INDEMNITY, OR OTHERWISE, IN NO EVENT SHALL OWNER BE LIABLE TO CUSTOMER FOR SPECIAL, EXEMPLARY, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES.

Section 8. Product Measurement.

8.1 Quantities of Product received into and delivered from the Terminal will be determined for the applicable mode of receipt and delivery of Product designated in Attachment "A" by either (i) shore tank or truck tank gauge readings taken before and after each receipt or delivery, (ii) loading rack meter readings, (iii) pipeline meter tickets, or (iv) other appropriate quantity measuring devices, as determined by Owner. Absent obvious error, the quantities of Products in storage at any time will be determined from Terminal inventory records of receipts and deliveries. Inventory records of Product will be verified against the sum of the material in the Tanks as well as line charge. Gauging of Product received, delivered and in storage will be taken jointly by representatives of the Parties; provided, that

if Customer does not have representatives present for gauging, Owner's gauging will be conclusive. Customer may use certified public inspectors at its own expense.

8.2 Terminal and loading facility meters will be calibrated periodically according to the Texas Department of Agriculture weights and measures requirements and upon each completion of repair or replacement of a meter, at the meter Owner's expense. Current calibration charts, licenses and inspection permits will be available at the Terminal for examination during normal business hours. If a meter is determined by either Party to be defective or inoperative, such Party shall immediately notify the other Party, and it will be the responsibility of the owner of such meter to promptly make repairs or replacements. Product received or delivered through a facility having an inoperative or defective meter will be measured based upon before and after tank gauges or official calibration charts for tank truck.

8.3 Quantity determinations will be corrected to sixty degrees Fahrenheit (60° F) based on a Gallon and Barrel, or metric equivalents, in accordance with the latest supplement or amendment to appropriate ASTM Petroleum Measurement Tables.

8.4 Owner certifies to Customer the accuracy of all gauging and Terminal records as to quantities, and grants Customer and its authorized representative's access during Owner's Normal Operating Hours and upon reasonable prior notice for purposes of examination, testing and audit of Terminal records pertaining to the receipt. handling, storage and delivery of Product.

Section 9. Product Loss Allowance.

During such time as Owner is the custodian of Product, and Tank roofs are floating, Owner will indemnify Customer against any unexplained Product loss due to evaporation, shrinkage, line loss and clingage in excess of (i) the Standard Loss Allowance of the total Gallons of Product withdrawn from the Terminal by Customer or (ii) loss resulting from Force Majeure Events. If Product losses exceed the Standard Loss Allowance, defined in Attachment "A", of Customer withdrawals during any Contract Year or at the end of shorter Term, Owner will, within 30 days after such loss is known to exist, either replace the Product or pay Customer for it in accordance with Section 7. Owner will reduce Customer's inventory of Product each month by an amount equal to the Standard Loss Allowance times the total Gallons of Product withdrawn from the Terminal. Any such loss will be allocated pro-rata among all customers of Owner that have commingled product at the Terminal. Under no circumstances will Owner be responsible for Product loss of any kind to the extent that such loss is caused by the act or omission of Customer or Force Majeure.

Section 10. Force Majeure.

10.1 If either Party is unable to perform or delayed in performing, wholly or in part, its obligations under this Agreement, other than the obligation to pay funds when due, as a result of a Force Majeure Event, that Party may seek to be excused from such performance by giving the other Party prompt written notice of the Force Majeure Event with reasonably full particulars of such event. The obligations of the Party giving notice, so far as they are affected by the Force Majeure Event, will be suspended during, but not longer than, the continuance of the Force Majeure Event. The affected

Party must act with commercially reasonable diligence to resume performance and notify the other Party that the Force Majeure Event no longer affects its ability to perform under the Agreement.

10.2 The requirement that any Force Majeure Event be remedied with all reasonable dispatch will not require the settlement of strikes, lockouts, or other labor difficulty by the Party claiming excuse due to a Force Majeure Event contrary to its wishes.

10.3 If either Party is rendered unable to perform by reason of Force Majeure for a period in excess of 60 days, then the other Party may terminate this Agreement upon written notice to the Party claiming excuse due a Force Majeure Event.

10.4 If Owner is excused from providing service pursuant to this Agreement due to a Force Majeure Event, the Monthly Tank Rental Charge and other fees and charges not already due and payable will excused or proportionately reduced, as appropriate, for so long as the Owner's performance is excused due to the Force Majeure Event.

Section 11. Inspection of and Access to Terminal.

11.1 Customer's right and that of its authorized representatives to enter the Terminal in order to observe and verify Owner's performance of its services and to the extent required for the purposes of Sections 3, 4 and 7 of this Agreement will be exercised by Customer in a way that will not interfere with or diminish Owner's control over or its operation of the Terminal and will be subject to reasonable rules and regulations from time to time promulgated by Owner. Customer acknowledges that under this Agreement none of Customer's vehicles or vehicles acting on behalf of Customer, including Customer's subcontractors or vendors, will be granted access to the Terminal until the owner of such vehicles and its employees or agents have been properly qualified and such owner has executed the then-current Intercontinental Fuels, LLC "Terminal Access Agreement", Attachment "C", which Owner reserves the right to amend or modify in its sole discretion. Owner shall not be in default for any nonperformance under this Agreement resulting from such party's failure to execute the Terminal Access Agreement. Customer acknowledges its awareness of the terms of the Terminal Access Agreement and if Customer does not have a copy of the Terminal Access Agreement, one will be provided upon Customer's request. If there is any conflict between the terms of this Agreement and the Terminal Access Agreement, the provisions of this Agreement will prevail.

11.2 As soon as possible after the Effective Date, Customer must notify Owner of those third parties to which Owner may deliver Products from the Terminal. Customer must furnish 48 hours notice of any additions or deletions to its list of approved third parties. Customer will cause all persons receiving or delivering its Product to utilize only those portions of the Terminal facilities designated for such purposes by Owner and only for the period of time required for expeditious completion of such receipt and delivery.

11.3 Customer acknowledges that any grant of the right of access to the Terminal under this Agreement or under any document related to this Agreement is a grant of merely a license and will convey no interest in or to the Terminal or any part of it, and may be withdrawn by Owner at its discretion at any time.

Section 12. Assignment.

This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Owner. Customer for itself, its successors and assigns, expressly covenants that it will not by operation of law or otherwise assign, sublet, hypothecate, pledge, encumber or mortgage this Agreement, or any part of or right or obligation under it, or permit the Tanks to be used by others without the prior written consent of Owner in each instance. For purposes of this Section, "assign" will be considered to include any change in the majority ownership or control of Customer if Customer is a partnership or privately held corporation. Any attempt by Customer to assign, sublet, hypothecate, encumber or mortgage this Agreement will be null and void. The consent by Owner to any assignment, subletting, hypothecation, pledge, encumbrance, mortgage or use of this Agreement or the Tanks by others will not constitute a waiver of Owner's right to withhold its consent to any other or further assignment, subletting, hypothecation, pledge, encumbrance, mortgage or use of the Agreement or Tanks by others. The absolute and unconditional prohibitions contained in this Section and Customer's agreement to them are material inducements to Owner to enter into this Agreement and any breach of them will constitute a material default under this Agreement permitting Owner to exercise all remedies provided for in this Agreement or by law.

Section 13. Notice.

Any notice required under this Agreement must be in writing and will be deemed received when actually received and delivered by (i) United States mail, certified or registered, return receipt requested, (ii) confirmed overnight courier service, or (iii) confirmed facsimile transmission properly addressed or transmitted to the address of the Party indicated in Attachment "A" or to such other address or facsimile number as a Party will provide to the other Party in accordance with this provision.

Section 14. Common Carrier Designation.

It is understood and agreed that the services extended to Customer under this Agreement are given solely for Customer's accommodation and that Owner in no way by this Agreement is committing or dedicating its facilities or any portion of them to the service or use of the public or any member of the public. If a court of law or any local, state or federal agency determines that the Terminal is a common carrier facility by virtue of this Agreement and subject to the jurisdiction of any such agencies, this Agreement will immediately terminate and be of no further force and effect, except to settle the financial accounting between the Parties.

Section 15. Compliance with Law and Safety.

15.1. Customer warrants that the Products tendered by it are produced, transported, handled and Owner warrants that the services provided by it under this Agreement are in full compliance with all statutes, ordinances, rules, regulations, orders and directives of federal, state, or local authority including those applicable to environmental pollution, and all presidential proclamations that apply to either Party. Each Party also warrants that it may lawfully receive and handle such Products, and it will

furnish to the other Party any evidence required to provide compliance with such laws and to file with governmental agencies reports evidencing such compliance with those laws.

15.2. Customer certifies, on behalf of itself, its employees, agents, and contractors, that all tank cars, vehicles, and vessels used in connection with this Agreement, will comply with all applicable federal, state, and local laws and that they will comply with Owner's safety rules. Customer will furnish Owner with information (including Material Safety Data Sheet) concerning the safety and health aspects of Products stored under this Agreement. Owner will communicate such information to all persons who may be exposed to or may handle such Products, including without limitation, Owner's employees, agents and contractors.

Section 16. <u>Default and Remedies.</u>

16.1 TERMINATION BY OWNER.
Owner may terminate this Agreement immediately in the event of (i) the Bankruptcy of Customer; or (ii) the occurrence of a Force Majeure Event affecting Customer that is not remedied within ninety (90) days of its initial occurrence. Owner may (i) terminate this Agreement upon fifteen (15) days' prior written notice to Customer in the event that, in breach of this Agreement, Customer violates, or consents to a violation of, any law, statute, regulation, rule, ordinance, permit, license or regulatory order of any governmental agency and Customer does not cure such violation within thirty (30) days from the date such violation or consent to violation is known or should be known to Customer (or, if not curable within thirty (30) days, within such additional period of time as is reasonably necessary to accomplish such cure, provided that Customer diligently commences and continues to pursue such cure during such period); or (ii) terminate this Agreement upon fifteen (15) days' prior written notice to Customer in the event of a material breach by Customer in the performance of its obligations under this Agreement, if Customer does not cure such breach within thirty (30) days from the date of receipt of a notice from Owner demanding such cure (or, if not curable within thirty (30) days, within such additional period of time as is reasonably necessary to accomplish such cure, provided that Customer diligently commences and continues to pursue such cure during such period). Upon termination of this Agreement for an uncured Customer breach, Owner may seek such other additional remedies as provided under applicable law.

16.2 TERMINATION BY CUSTOMER. Customer may terminate this Agreement upon fifteen (15) days prior written notice to Owner in the event: (i) of the Bankruptcy of Owner or (ii) Owner fails to perform in a timely manner any material obligation required to be performed by Owner hereunder, and such failure is not cured by or on behalf of Owner within thirty (30) days of the date of a notice from Customer to Owner demanding such cure (or, if curable but not within thirty (30) days of the date of a notice from Customer to Owner demanding such cure, within such additional period of time as is reasonably necessary to accomplish such cure, provided that Owner diligently commences and continues to pursue such cure during such period). Customer shall be required to continue performing the Services during the time period specified in clause (ii) above. Upon termination of this Agreement for an uncured Owner breach, Customer may seek, subject to the limitations on Owner's liability set out in Section 7 herein, such other additional remedies as may be provided under applicable law.

Section 17 Omitted (Lien and Security Interest)

Section 18. Insolvency and Credit Terms.

18.1. If any insolvency, bankruptcy, receivership, or similar proceeding is initiated by or against Customer, on the day immediately before such event, any fees for services rendered or to be rendered under this Agreement and any amounts owed under this Agreement including Fees, throughput fees required to be paid (including those for minimum throughput obligations or any Monthly Tank Rental Charges for the remaining Term, will become immediately due and payable and this Agreement will terminate, without prejudice to any other rights or remedies it may have under this Agreement or the law.

18.2. If at any time Owner believes in good faith that the financial responsibility of the Customer has been impaired or is unsatisfactory, advance cash payment or other security, including letters of credit, will be given by Customer upon demand to cover the value of all anticipated storage and other fees, as well as the value of Products delivered for the account of Customer in the event that Customer has a negative inventory of its own Products. Should the current value of the Products received by Owner for Customer's account at any time equal or exceed the value of the security provided by Customer, Owner may refuse to deliver to Customer any additional Products until such time as Customer again establishes a positive inventory or provides additional security.

Section 19 – Insurance General – Customer

19.1. Coverage. Owner acknowledges and agrees Customer is self-insured as provided in the Statement of Self –Insurance attached as Attachment "D".

19.2. Reports of Accidents. Customer will immediately provide written notice to Owner of all accidents or occurrences resulting in injuries to Customer employees or third parties, or damage to property arising out of or during the course of the performance of Customer or of any subcontractor of Customer under this Agreement and, as soon as practical, will furnish Owner with a copy of all reports made by Customer or Customer's underwriter or reports to others of such accidents or occurrences.

Section 20 – Insurance General – Owner

20.1. Coverage.

(A) Owner will procure and maintain, at its sole expense, policies of insurance in the minimum amounts outlined below:

(1) Workers' Compensation complying with the laws and statutory coverage of the state or states where performance under this Agreement takes place, whether or not such coverage its required by law, including, coverage for voluntary compensation and alternate employer and an "other states coverage" endorsement;

(2) Employer's Liability with limits of $1 million (combined single limit) for each accident, including occupational disease coverage with a limit of $1,000,000 for each employee and a $1,000,000 policy limit;

(3) Commercial General Liability (Standard ISO Occurrence Form) for bodily injury and property damage, including the following coverage: premises/operations, independent contractors, blanket contractual liability, for Customer's property in Owner's care, custody and control, explosion, collapse and underground, broad form property damage, products/completed operations, sudden and accidental pollution liability and, where appropriate, stop-gap coverage with total limits to all insureds for not less than $1,000,000 for each occurrence and $2,000,000 aggregate for each annual period (any "annual aggregate" limit will be amended to apply on a "per project" or "per location" basis);

(4) Automobile Liability with a limit for bodily injury and property damage of $1,000,000 each occurrence to include coverage for all owned, non-owned and hired vehicles;

(5) Excess Liability of $2,000,000 in excess of the limits for all of the above insurance policy types, to include a "drop down" provision in the event the underlying limits are exhausted;

(B) All policies of insurance must be placed with American insurance companies rated by A.M. Best Company as "A-" or higher or with Underwriters at Lloyds of London or the member companies of the Institute of London Underwriters. It is expressly understood that the insurance provision of this Agreement, including the minimum required limits outlined above are intended to assure that certain minimum standards of insurance protection are afforded by Owner and the specifications in this Agreement of any amount will be construed to support but not in any way limit the amount or scope of liabilities and indemnity obligations (express or implied) of Owner. The minimum limits required in this Agreement for any particular type of insurance may be satisfied by a combination of the specific type of insurance and umbrella or excess liability insurance. All deductibles shall be paid by Owner.

(C) Coverage under all insurance required to be carried by Owner will (i) provide an endorsement that will make Customer an additional insured, with Customer being entitled to the same protections as any other additional insured party, and (ii) otherwise provide a blanket waiver of subrogation against Customer and its underwriters that guarantees that Owner's underwriters similarly waive such rights of subrogation. All liability policies will also provide severability of interests and cross-liability coverage and a requirement that Customer be provided 30 days prior written notice of cancellation, material change or non-renewal. None of Owner's obligations under this Section may be met through the means of any self-insurance coverage or program.

20.2. Failure to Secure. Failure to secure the insurance coverage, or failure to comply fully with any of the insurance provisions of this Agreement, or the failure to secure such endorsements on the policies as may be necessary to carry out the terms and conditions of this Agreement will in no way relieve Owner from the obligations of this Agreement, any provision of this Agreement to the contrary notwithstanding. If liability for loss or damage is denied by Owner's underwriters, in whole or in part, or substantially reduced because of breach of such insurance requirements by Owner or for

any other reason, or if Owner fails to maintain any of the insurance required by this Agreement, (i) to the extent permitted by law, Owner will indemnify the Customer against all claims, demands, costs and expenses, including reasonable attorney fees, which would otherwise be covered by said insurance, (ii) such breach or failure to maintain will be deemed a material breach of this Agreement, and (iii) Customer may procure the same and Owner will reimburse Customer for the cost of such policies or coverage.

20.3. Certificates of Insurance and Examination of Original Policies. Prior to Owner commencing any performance under this Agreement and as a condition of Owner exercising any of its rights under this Agreement, on or before the required date for the insurance to be provided hereunder, each Party shall furnish appropriate endorsements and/or certificates of insurance to the Customer evidencing the insurance required of the Owner, the additional insured status, and waiver of subrogation provided pursuant to this Agreement. Customer reserves the right to request such additional information, including actual insurance policy(s) to determine that the provisions of this Agreement has been met to satisfaction of Customer.

Section 21. Indemnity.

21.1. To the maximum extent permitted by law, Customer shall indemnify, defend and hold harmless Owner and its affiliates, and their respective stockholders, partners, members, managers, officers, directors, employees, representatives and agents (the "Owner Indemnified Parties"), from and against any and all liabilities, whether arising in tort, contract, strict liability, or under any other theory of liability, for (i) personal injury to or the death of any third party or Owner Indemnified Parties; (ii) all damages to or losses of Customer property or third party property; or (iii) all damages to or losses of Owner's property, when caused by or resulting from the negligence or willful misconduct of Customer; provided that, in the event of joint or concurrent negligence of Customer and Owner Indemnified Parties, Customer's indemnification obligation shall be limited to its allocable share of such joint or concurrent negligence.

21.2 To the maximum extent permitted by law, Owner shall indemnify, defend and hold harmless Customer and its affiliates, Customer's subcontractors of any tier, and their respective stockholders, partners, members, managers, officers, directors, employees, representatives and agents (the "Customer Indemnified Parties"), from and against any and all liabilities, contract, strict liability, or under any other theory of liability, for (i) personal injury to or the death of any third party; (ii) all damages to or losses of Customer property (other than Product) or third party property; and (iii) personal injury to or the death of any Customer Indemnified Party, when caused by or resulting from the negligence or willful misconduct of Owner; provided that, in the event of joint or concurrent negligence of Owner and Customer Indemnified Parties, Owner's indemnification obligation shall be limited to its allocable share of such joint or concurrent negligence.

21.3 To receive the foregoing indemnities, the Party seeking indemnification must notify the other in writing of a claim or suit promptly and provide reasonable cooperation (at the indemnifying

Party's expense) and full authority to defend or settle the claim or suit. Neither Party shall have any obligation to indemnify the other under any settlement made without its written consent.

21.4 In addition to and separate and apart from other insurance obligations that Customer may assume under the terms of this Agreement, insurance covering this indemnity agreement must be provided by Customer to the extent permitted by law. Further, by requiring insurance in this Agreement, Owner does not represent that the required insurance coverage and minimum limits will necessarily be adequate to protect Owner and such insurance coverage and limits will not be deemed as a limitation on Customer's liability under the indemnities granted to Owner in this Agreement.

Section 22. Construction of Agreement.

22.1 Headings. The headings of the sections and subsections of this Agreement are for convenience only and will not be used in the interpretation of this Agreement.

22.2 Amendment or Waiver. This Agreement may not be amended, modified or waived except by written instrument executed by officers or duly authorized representatives of the respective Parties.

22.3 Severability. Any provision of this Agreement that is prohibited or not enforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of the prohibition or lack of enforceability without invalidating the remaining provisions of this Agreement, or affect the validity or enforceability of those provisions in another jurisdiction or the validity or enforceability of this Agreement as a whole.

22.4 Entire Agreement. This Agreement (including the attachments) contains the entire and exclusive agreement between the parties with respect to the subject matter, and there are no other promises, representations, or warranties affecting it. The terms of this Agreement may not be contradicted, explained or supplanted by any usage of trade, course of dealing or course of performance and any other representation, promise, statement or warranty made by either Party or their agents that differs in any way from these terms will be given no force or effect.

22.5 Multiple Counterparts. The Parties may execute this Agreement in two or more counterparts, which shall, in the aggregate, constitute one and the same instrument; and, thereafter, each counterpart shall be deemed an original instrument as against the Party who has signed it. Executed counterparts transmitted by facsimile shall be binding on the Parties.

22.6 Representations and Warranties. Each Party represents and warrants to the other Party that: (i) such Party has the full power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby; (ii) the execution and delivery of this Agreement by such Party and the carrying out by such Party of the transactions contemplated hereby have been duly authorized by all requisite action, and this Agreement has been duly executed and delivered by such Party and constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms hereof, subject as to enforceability of remedies to limitations imposed by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights generally and general principles of equity; (iii) no authorization,

consent, approval or order, or notice to or registration, qualification, declaration or filing with, any governmental authority, is required for the execution, delivery and performance by such Party of this Agreement or the carrying out by such Party of the transactions contemplated hereby, other than regulatory and similar approvals needed with respect to operation of the Terminal; (iv) none of the execution, delivery and performance by such Party of this Agreement, the compliance with the terms and provisions hereof, and the carrying out of the transactions contemplated hereby, conflicts or will conflict with or result in a breach or violation of any of the terms, conditions, or provisions of any law, governmental rule or regulation, or charter document, partnership or membership agreement as amended, or bylaws as amended, of such Party or any applicable order, writ, injunction, judgment or decree of any court or governmental authority against such Party or by which it or any of its properties is bound, or any loan agreement, indenture, mortgage, bond, note, resolution, contract or other agreement or instrument to which such Party is a Party or by which it or any of its properties is bound, or constitutes or will constitute a default thereunder or will result in the imposition of any lien upon any of its properties; and (v) there are no legal or arbitration proceedings or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of such Party) threatened against such Party or any of its subsidiaries that if adversely determined, could reasonably be expected to have a material adverse effect on such Party's ability to perform its obligations under this Agreement.

Section 23. <u>Law.</u>

This Agreement will be construed and governed by the laws of the State where the Terminal is located, without regard to the choice of law rules of that State that may require the application of the laws of another jurisdiction.

Section 24. <u>Alternative Dispute Resolution.</u>

24.1. ARBITRATION. The Parties agree that any and all disputes or controversies that may arise between the Parties arising out of or related to this Agreement shall be determined by binding arbitration. Any such arbitration shall be conducted before three arbitrators in accordance with the Commercial rules of the American Arbitration Association (AAA) then in effect, with each Party nominating one arbitrator and the two Party appointed arbitrators nominating a third neutral arbitrator, which neutral shall be selected by the AAA absent mutual agreement of the party appointed arbitrators. Any arbitration proceedings shall be held in Houston, Texas.

24.2. The requirement to submit disputes to arbitration pursuant to Section 24.1 shall not apply if, and to the extent, that there exists an imminent threat of irreparable injury to a Party and that Party seeks and obtains a temporary restraining order or preliminary injunction in a court of equity in an expedited proceeding in response to such threat; provided, however, in the event that a Party seeks but is denied such injunctive relief, or if the equity court otherwise determines, on motion of the defending Party or on its own, that the threat of irreparable harm was not so imminent as to preclude application of Section 24.1, then the Party that initiated such equity action shall reimburse the defending Party for its reasonable and documented attorneys fees and related costs directly related to such equity court proceedings.

25. No Warranties. Owner makes no warranties or guarantees to the other, either express or implied with respect to the services provided by it under this Agreement and OWNER EXPRESSLY disclaims and CUSTOMER HEREBY waives any implied warranties or warranties imposed by law, including, but not necessarily limited to implied warranties of merchantability or fitness for a particular purpose.

26. Waiver of Governmental Immunity. Customer is a governmental or public entity that is entitled to governmental immunity. Customer waives all rights and privileges relating to or associated with any governmental immunity in contract. Customer represents and warrants that it possesses the authority to grant this waiver and this waiver is enforceable against it.

Next page includes signatures

This Agreement has been executed by the authorized representatives of each Party as indicated below effective as of the Effective Date.

Owner:

INTERCONTINENTAL FUELS, LLC

By: ______________________

Name: SONNY WOOLEY
Title: MANAGING MEMBER

Customer:

METROPOLITAN TRANSIT AUTHORITY OF HARRIS COUNTY, TEXAS

By: ______________________

FEB 2 0 2006

Name: Paul L. Como
Title: V.P. Procurement & Materials

ATTEST:

Name: ______________________
Title: Assistant Secretary

METROPOLITAN TRANSIT AUTHORITY METRO.

APPROVED AS TO FORM:

____
General Counsel

APPROVED:

____
Chief Financial Officer

ATTACHMENT "A"

1. **Customer Addresses**

Customer: Metropolitan Transit Authority of Harris County, Texas

Customer Notice Address
1900 Main Street
PO Box 61429
Houston, TX 77280-1429
Attention: Michael Southwell
Telephone No. 713-739-4000
Fax No. 713 758-9660

Customer Billing Address
METROPOLITAN TRANSIT AUTHORITY
ATTENTION: Accounts Payable
1900 MAIN ST., 5TH FLOOR (77002)
P.O. BOX 61429, HOUSTON, TEXAS 77208-1429
Attention: Michael Southwell
Fax No. 713 758-9660

2. **Terminal and Owner Addresses**

Terminal: Intercontinental Fuels, LLC
17617 Aldine Westfield Rd
Houston, TX 77073
Telephone: ______________________
Fax No.: ________________________

Owner Notice Address
Intercontinental Fuels, LLC
PO Box 284
Cumming, GA 30040
770-844-7043 (O)
678-644-9657 (Cell)
678-804-1895 (Fax)

Attention: Mike Turchi

3. **Tanks, Products, and Modes of Receipt and Delivery**

Tank #	Product	Avail.	Mode of Receipt	Mode of Delivery	Gross Capacity (bbls)
2301	Low Sulfur #2	3/1/06	TEPPCO Pipeline	Tank Trucks	35,000

2302	Low Sulfur #2	3/1/06	TEPPCO Pipeline	Tank Trucks	35,000
2303	Low Sulfur #2	3/1/06	TEPPCO Pipeline	Tank Trucks	35,000
				Total Capacity	105,000 barrels

4. **Basic Fees and Charges and Type of Service**

Terminal Storage and Handling Fees:

Customer will pay a service fee for each barrel of Product received in the Terminal as follows:

A. Storage Fees for March 1, 2006 to October 31, 2006

Product	Monthly Tank Rental Charge	Throughput Fee per barrel of Product Loaded into Tank Trucks
Low Sulfur Diesel #2 or Ultra Low Sulfur Diesel	$0.36 per Shell Barrel per month	$0.0060 per Gallon

A. Storage Fees for Subsequent Periods:

Tank Storage Capacity	Monthly Tank Rental Charge for 3 Months	Monthly Tank Rental Charge for 6 Months	Monthly Tank Rental Charge for 12 Months	Throughput Fee per barrel of Product Loaded into Tank Trucks
105,000 bbls	$ 0.36/bbl	$0.355/bbl	$0.35/bbl	$0.0060 per Gallon

The above Monthly Tank Rental Charge includes general fuel maintenance and tank to tank fuel transfers and for receiving Product into the Tank from pipeline. The Throughput Fee includes services to load Products into Customer's truck absent any additives such as Lubricity, Red Dye, BioDiesel or TxLED.

Customer agrees to pay initial eight months of the Monthly Tank Rental Charge in advance ($302,400) at the time of execution of this Agreement. The next payment for Monthly Tank Rental Charges will be due in advance of the rental month; the next payment following the above advance payment being due and payable by November 1, 2006 if Customer elects to extend the agreement for subsequent periods.

5. **Fees and Overtime Charges**

A. Overtime: For services requested by Customer that are to be performed outside the "Normal Operating Hours" of Owner will be paid at the following overtime rates: These rates will not be subject to escalating during the Term.

(1) Overtime at $45 per hour.
(2) Holidays at $65 per hour.

A minimum charge of $210 will apply to each request.

B. TxLED Additive Fee. A fee of $0.045/gallon will be charged for the first 100,000 barrels of throughput at the rack. This fee will include: Injection of the TxLED additive, the TxLED additive (product). After this fee has been applied to the first 100,000 barrels of throughput the fee will be reduced to $0.035 per gallon.

D. Lubricity Additive Injection Fee - $0.0015/ gallon to inject a lubricity additive.

E. BioDiesel Additive Fee – $0.025/gallon to inject a BioDiesel additive (does not include product). The BioDiesel (product) will be provided to Customer at Owner's cost for the delivered Product alone or Customer may elect to provide Owner with the BioDiesel additive.

F. Tank Cleaning Fee: A fee not to exceed $15,000 to clean the 105,000 bbls of storage space may be required by Owner at termination of contract if the subsequent Customer requires the tanks to store fuel other than diesel. The Owner must inform Customer 15 days before the expiration of the Term if Tank Cleaning Fee will apply.

G. Tank Trailer Offload Fee: - $0.0025/gallon to load fuel from a tank trailer to terminal tanks.

6. **Operating Hours**

A. Normal Operating Hours:

For other than pipeline receipts, the Terminal's "Normal Operating Hours" are 8:00 a.m. to 4 p.m., Monday through Friday, except for the holidays specified below. Pipeline receipts can be scheduled 365 days a year, 24 hours a day. 7 days a week with 48 hour notice to Owner and are not subject to any Overtime of Holiday pay.

Customer will be able to enter the Terminal 365 days a year, 24 hours a day seven, 7 days a week and load fuel without incurring any Overtime or Holiday charges by Owner.

B. Holiday Schedule:

Owner observes the following holidays:

New Year's Day
President's Day
Good Friday
Memorial Day
Independence Day
Labor Day
Thanksgiving Day
Day after Thanksgiving Day
Christmas Day
Day before or After Christmas

7. **Standard Loss Allowance**

A. Diesel Fuels: 1/8% of all deliveries

8. **Effective Date and Term**

A. The "Effective Date" of this Agreement is the first day of March 1, 2006.

B. The initial term of this Agreement is eight (8) months commencing on the Effective Date ("Initial Term"). At the end of the Initial Term, this Agreement will automatically extend for successive periods of three, six or twelve month periods, at the Customer's discretion, (each such period being an "Extended Term"), unless either Party notifies the other in writing at least 30 days before the end of the Initial Term or the then-current Extended Term, if any, that it desires to terminate the Agreement at the end of the Initial Term or the then current Extended Term, if any. The Initial Term and any Extended Term will be deemed the "Term" of this Agreement.

ATTACHMENT "B"

Reserved for Product Specifications and or Material Safety Data Sheets

TEPPCO

SPECIFICATION FOR FUNGIBLE
LOW SULFUR DIESEL FUEL
PRODUCT CODE 740

Specification Point	Test Method	Shipments (1)
Gravity, API @ 60 °F	D-287	30.0 Minimum
Color,	D-1500	2.5 Maximum
Corrosion, copper 3 hr @ 122 °F	D-130	1 Maximum
Aromatics Compliance		
Cetane Index	D-976	40.0 Minimum
Flash, °F (2)	D-93	140 Minimum
Pour Point, °F (3)		
Summer	D-97	+10 Maximum
Winter		0 Maximum
Cloud Point °F (3)		
Summer	D-2500	Report
Winter		+15 Maximum
Sulfur, wt % (4)	D-2622	0.047 Maximum
Cetane		
Number or	D-613	40.0 Minimum
Index	D-4737	40.0 Minimum
Carbon Residue on 10% bottoms (Ransbottom), wt %	D-524	0.35 Maximum
Distillation °F	D-86	
10% Recovered		Report
50% Recovered		Report
90% Recovered (5)		540-640
End Point		Report
Ash, wt %	D-482	0.01 Maximum
Viscosity, Kinematic cSt @ 104 °F (5)	D-445	1.9 - 3.4
Lubricity @ 60 °C	D-6079	Report
Oxidation Stability,		
90 minute, 300 °F or	DuPont	4 Maximum
mg/100 ml	D-2274	4.5 Maximum
Water and Sediment (6)	D-4176	Clear & Bright
Rust test, NACE	TM-0172-86	B+ Minimum
Additives (7)		Report

Effective Date: 03-01-2005

ATTACHMENT "C"

Reserved for Terminal Access Agreement

TERMINAL ACCESS AGREEMENT

IN CONSIDERATION of the privilege of access to the terminal located at 17617 Aldine Westfield Rd, Houston, TX 77073 ("Terminal") owned by Intercontinental Fuels, LLC ("Company") which privilege is, or may be hereafter, granted by Company to the undersigned or any subsidiary, or affiliated or associated entity, (hereinafter "User") for the purpose of loading or causing to be loaded, various liquid and/or gas products, hereinafter referred to as "Products", into transport trucks or trailers and driving, or causing to be driven, the same to or from the terminals, or for any other purpose agreed to by the Parties, User agrees as follows:

1. Until further notice, User and such of its employees, agents, subcontractors, customers and carriers as it designates from time to time (hereinafter referred to collectively as "Representatives") are hereby granted access to the Terminal, for the sole purpose of loading/unloading Products into transport trucks and/or trailers and driving the same to and from the Terminal. It is agreed and understood that each person designated by User to have the privilege of access to the Terminal shall be deemed for all purposes under this Agreement to be the Representative of User. User shall be absolutely responsible for its Representatives and their actions, and for their compliance and/or non-compliance with the terms and conditions of this Agreement. Notwithstanding the foregoing, Company may require each Representative to execute a Terminal Access Agreement as a condition to entering the Terminal. The Terminal's automation or other equipment may require the use of keys, access numbers\passwords and/or cards (hereinafter referred to collectively as "Cards") for access to the Terminal or to activate system which controls the Terminals entry/exit gates, truck loading racks and automated accounting equipment. User understands that, following its execution of this Agreement, such cards will be issued to User and/or its Representatives, and User agrees to accept such Cards subject to the following terms and conditions:

(a) The custody, control and use of all Cards issued pursuant hereto shall be User's sole responsibility. It is User's responsibility to assure Cards are used only by the individual to whom issued. Cards issued to User's Representatives shall be deemed to have been issued to User. If any of such Cards become lost or stolen, User shall notify Company and the Terminal manager immediately by telephone and confirm such telephone notification by wire or by letter mailed by Certified Mail, Return Receipt Requested, within forty-eight (48) hours of such telephone notification. Upon receipt of such written confirmation, the notification shall become effective. Written notification should be to.

(b) Unless and until notification is given as provided above, all Products loaded at the Terminal by use of one of the Cards issued pursuant hereto shall constitute delivery of such Product to User, and User shall be obligated for payment accordingly.

(c) All Cards issued pursuant hereto shall remain the property of the Terminal owner/operator. Such Cards shall not be duplicated. It shall be User's responsibility to return all Cards to Company forthwith upon the termination of this Agreement.

(d) User agrees that it will give immediate written notice to the Terminal Manager of the identity of all User employees and Representatives to whom User allows, or discontinues allowance of, access to any Card for purposes of exercising any rights granted herein.

2. (a) User acknowledges receipt of a copy of and agrees to comply with all rules and regulations promulgated with respect to the use of the Terminal. Additional copies of such rules and regulations are available to User and its Representatives at all reasonable times at the Terminal. User agrees that its employees and Representatives shall be fully aware of and knowledgeable in respect to such rules and regulations and User further agrees, to permit access to the Terminal by only those employees and Representatives physically capable of handling loading equipment and properly instructed in the characteristics and safe handling and loading methods associated with any Product to be hauled. User will be solely responsible for the proper training and education of its employees and Representatives. User shall further ensure that only those employees who are aware of the obligations undertaken herein shall have access to the Terminal. Terminal rules and regulations may be changed, amended or modified at any time and from time to time and shall become binding on User and its Representatives.

(b) User shall furnish only transportation equipment and drivers that comply with all applicable U.S. Department of Transportation regulations, as well as any and all other applicable federal, state or local laws and regulations. User will be responsible to assure that a Department of Transportation Emergency Response Guidebook or equivalent emergency response information conforming to the requirements of Title 49 Code of Federal Regulations (CFR), Section 172.602 will be carried in the power unit of all vehicles which are used to transport hazardous materials which are offered for transportation by Company.

(c) User will be responsible to assure that all newly carded drivers are adequately trained to safely and efficiently use the loading equipment at the Terminal. A driver's access to the Terminal may be suspended for any reason or no reason at all, including the Terminal Manager's, or his/her appointee's dissatisfaction with a driver's loading methods. If a driver's access to the Terminal is suspended, User shall be notified by Company and User shall immediately obtain from said driver any Card(s) in his or her possession.

(d) Each newly carded driver will be required to sign a Card Receipt and Driver Agreement.

3. It is understood and agreed that the granting by Company of the aforesaid privilege of access to the Terminal constitutes a bare, non-assignable license and the same may be revoked by Company at any time, in its sole discretion, without prior notice, and thereupon all Cards will be returned by User to Company.

4. User is aware of and acknowledges the risks associated with and inherent in loading, transporting and otherwise handling the Products and loading equipment at the Terminal. In consideration of the privileges herein granted, User hereby assumes such risks and agrees to indemnify Company, its owners, Representatives, employees, officers and directors, and to hold them harmless from and against any and all claims, causes of action, damages, to person or property, suits costs, losses or expense, of whatever nature, as same are incurred, arising out of or in any way associated with, in whole or in part, directly or indirectly, User's exercise or attempted exercise of the privileges herein granted, or any act or omission of User, its officers, servants, employees or Representatives.

5. User hereby agrees to be financially responsible for any Products withdrawn from the Terminal by use of any Card(s) delivered by Company to User or any person deemed to an Representative of User, provided, however, that User shall not be financially responsible for any such Product which is withdrawn after Company has received written notice from User of the loss or theft of any of said keys or cards. User shall reimburse Company for any and all costs reasonably incurred by Company to replace any of said Card(s) and to secure the Terminal which may arise from or are caused by the loss or theft of any of said keys or cards.

6. For all vehicles owned by User, Company will accept the self-insurance provided by User in the Terminaling Services Agreement.

7. User (other than Metro) and each of its Representatives agrees waives any and all rights at law, equity or contract it may have to the rights, direct, vicarious or otherwise, to claim the benefits of any protections or privileges afforded by governmental or sovereign immunity afforded Metro Transit Authority of Harris County, Texas.

8.

Prior to exercising the privileges herein granted, all common carrier Representatives, not including those owned by User, hauling fuel on behalf of User shall obtain and furnish to Company, by delivery to the Terminal manager, certificates of insurance evidencing the following:

(a) Representative's compliance with all applicable state and/or federal laws regarding workers' compensation insurance, employer's liability insurance and occupational disease insurance; (b) comprehensive general public liability insurance with a combined single limit of not less than $1,000,000.00 as to any one occurrence for bodily injury and property damage, said insurance to be endorsed to cover the contractual liability assumed by Representative herein; (c) automotive public liability insurance covering each of Representative's vehicles with a combined single limit of not less than $1,000,000.00 for bodily injury and property damage, including environmental restoration, as to any one accident; (d) umbrella liability in excess of the above (b) and (c) of $1,000,000.00 (combined single limit). Representative further agrees to carry any such higher limits and/or such other types of insurance that might be required by any federal or state law or regulation during the term of this Agreement. Further, such certificates evidencing the insurance required by this Article shall provide there shall be no material change in or cancellation of the policy or policies until Company shall have been given thirty (30) days notice in writing by Representative's 's insurance(s) of the contemplated change or cancellation. Such policy shall be endorsed to name Company as additional insured for (b), (c) and (d) and to provide that each underwriter waive its right of subrogation against Company. The insurance coverage for which provision is made herein shall be maintained by Representative at its sole cost and expense at all times during the life of this Agreement.

Further, User shall require its Representatives, excluding those owned by user, to maintain the insurance set forth above with the same limits and conditions and shall be responsible for monitoring and enforcing the same.

9. Prior to transporting any Products received hereunder, User or User's driver shall acknowledge on the Company's bill of lading that **the above-named materials are properly classified, described, packaged, marked and**

labeled are in proper condition for transportation according to the applicable regulations of the Department of Transportation.

10. User agrees that the terms, provisions and conditions hereof shall extend to, be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns; provided, however, User shall not assign any of its privileges, duties or obligations hereunder without the prior written consent of Company.

11. Nothing herein will be construed to deny or otherwise limit Company's right to refuse entry to, or to remove immediately from the Terminal, any person or equipment.

12. In the exercise of the privileges herein granted, User and its Representatives shall not in any event or for any purpose whatsoever be deemed to be the Representative, servant or employee of Company.

13. This instrument and any other instruments executed in conjunction herewith contain the entire agreement between the parties hereto with respect to User's loading privileges at the Terminal and no other or prior agreement in respect thereof, written or verbal, shall be of any force or effect unless embodied herein. Any modification to this Agreement must be in writing signed by both Parties.

14. To the extent permitted by law, User hereby agrees to indemnify and hold Company, its parent and associated entities and their employees, officers, directors and Representatives harmless from and against any and all claims, causes of action, damages, suits, fines, cost, losses, obligations and expenses, including attorneys' fees, arising out of or resulting in whole or in part, directly or indirectly, from the User's failure to comply with any and all state or federal laws, rules and regulations.

15. To the extent permitted by law, Company hereby agrees to indemnify and hold User, its parent and associated entities and their employees, officers, directors and Representatives harmless from and against any and all claims, causes of action, damages, suits, fines, cost, losses, obligations and expenses, including attorneys' fees, arising out of or resulting in whole or in part, directly or indirectly, from the User's failure to comply with any and all state or federal laws, rules and regulations. Company shall also include this paragraph in all Terminal Agreements with all other Users at this Terminal during the Term of the Terminaling Services Agreement.

16. User recognizes that Company and/or Terminal may be required to comply with governmental laws and regulations applicable to transport trucks loaded (or overloaded) hereunder, and to the extent permitted by law, agrees to indemnify and hold Company harmless from and against any and all claims, causes of action, damages, suits, cost, losses and expenses arising out of or resulting in whole or in part from User's trucks and/or the loading of the trucks. User further agrees that upon transfer of Product from the loading rack loading spout User shall be deemed to have custody of the Product. Upon transfer of custody, User shall be solely responsible for the Product's quality should it differ from the quality of the sample taken from the tank delivering the Product to the loading spout.

17. (a) User shall pay, or cause to be paid, all taxes and charges ("Taxes") levied by any governmental authority on or in anyway applicable to the receipt, delivery, storage, or removal of the products delivered into or from or otherwise contained in the Terminal on User's behalf. User agrees to report and pay such Taxes, if any directly to the proper taxing authorities.

(b) User will provide Company, prior to using terminal for delivery of: (i) taxable fuels - Notification of Certificate of Taxable Fuel Registrant (Treasury Regulation '48.4801-5);

(c) Company will treat User and User will be deemed the "position holder" as that term is defined by Treasury Regulation '48.4081-1m. User will file its federal excise tax reports in a manner consistent with that treatment.

(d) User, to the extent permitted by law, agrees to indemnify and to hold Company harmless from any Taxes that are applicable to User.

18. Each provision hereof, or sub-part, shall be deemed independent and severable, and the invalidity or partial invalidity or unenforceability of any one provision or portion thereof shall not affect the validity or enforceability of any other provision hereof.

19. This document shall be deemed to have been made under and shall be governed by the laws of the State of Texas in all respects, including without limitations, matters of construction, validity, performance and venue. User hereby expressly agrees that the proper venue for any litigation arising out of this Agreement or otherwise related hereto, shall be Houston, Texas, and hereby consents to the jurisdiction of the courts located therein over its/their person in any action to enforce any provisions hereof, and agrees that service of process may be made wherever User may be found and that such service shall be valid and binding as if personal service had been made upon User within Harris County,

DRIVER CERTIFICATION AND CARD AGREEMENT

I, ____________________________, employee and Representative of ____________________________ "User"), hereby acknowledge that I received, read, understand and will follow the Terminal Rules, Regulations and Driver Loading Procedures pertaining to my access to Intercontinental Fuels Terminal, ("IFL") facilities, (the "Rules and Regulations"), and that I have received loading demonstrations from Terminal personnel. I acknowledge that said Rules and Regulations may be changed and/or modified from time to time and that current copies of same will be available at IFL facilities, and that it is my responsibility to obtain a current copy of said Rules and Regulations on a regular basis, and to be familiar therewith. I agree to abide by the Rules and Regulations and acknowledge that my loading privileges will be suspended, at the option of IFL, if I do not so abide by the Rules and Regulations.

I hereby acknowledge receipt of keys or cards [referred to hereinafter as "Card(s)"] issued to me by User or IFL and agree that I will use said Card(s) only for withdrawal of Products from IFL facilities in accordance with the Rules and Regulations and the Terminal Access Agreement between User and IFL. I assume full responsibility for custody of any Card which I receive and hereby agree that no other person shall have access to any such Card received by me. In the event that I separate from the employment of User, or for any reason have no need for the immediate use of a Card, I will promptly return the Card to the Terminal Manager or his/her appointee. Under no condition will any Card be duplicated.

I understand that my access to any IFL facility is discretionary with IFL and any grant of access to me by IFL may be revoked by IFL at any time for any or no reason at all. If any Card received by me is not used for a ninety-day period, IFL reserves the right to demand, and I hereby agree to return to IFL, the same.

I understand that the loading and dispensing system equipment to be used by me at any IFL facility must be manually handled and connected to my vehicle. I acknowledge that I have been adequately instructed on the proper and safe handling/loading techniques for said equipment, and that I am physically capable of lifting, moving, connecting and disconnecting said equipment. I further acknowledge that I am aware of the hazards and personal risks involved in handling the products to be handled by me at the IFL facility.

Witness my hand on this the _____ day of ____________, _____.

Driver Name: ____________________________

Signature: ____________________________

Carrier Name: ____________________________

Card No. ____________________________

IFL Employee who trained Driver: ____________________________

Signature: ____________________________

Date Trained: ____________________________

Texas.

20. The failure of Company to insist upon the complete performance of any provisions hereof shall not be construed as a waiver of Company's right to at any time thereafter enforce such provision completely.

EXECUTED by User this______day of________________, 2006_.

USER: ______________________________

By: ______________________________

Title: ______________________________

Address: ______________________________

____

Phone: ______________________________

NOTE: All Drivers must be re-certified annually. Any Driver that has not loaded for a period of three (3) months must re-certify before loading.

IFL POLICY MANUAL	ISSUED BY: Mike Turchi
TITLE: Carrier/Driver Rules and Procedures	ISSUE DATE: January 1, 2006 REVISION #: 0

PURPOSE

The purpose of this document is to establish the rules and procedures of International Fuels, LLC ("IFL") to be followed by all carriers loading and unloading products at the terminal.

APPLICABILITY

This policy applies to all employees, contractors, third party agents, carriers, customers and anyone else that assumes responsibility for loading and unloading products at the terminal.

ACCESS

Carriers

Carriers can gain access into the terminal only upon satisfaction of the following criteria:

1. Executing IFL's Terminal Access Agreement, as may be amended or modified.
2. Carrier provides a valid insurance certificate in accordance with IFL'srequirements
3. Carrier adheres to these procedures and safety rules, as may be amended or modified.
4. Customer has authorized Carrier in writing to load, unload and carry product on Customer's behalf.

Drivers

Drivers can gain access into the terminal only upon satisfaction of the following criteria: and maintaining the following:

1. Receiving an ID number and password [for what?]
2. Executing IFL's Driver Certiifacation and Card Agreement.
3. Their employer is an authorized carrier of the customer
4. Employed by an approved carrier.
5. Current driver's license
6. Successful completion of terminal loading/unloading procedures.
7. The driver is in good standing with the terminal – no violation of IFL policy or rules.

GENERAL SAFETY RULES

The following minimum safety rules have been established to ensure the safety of all persons involved in the process:

1. No smoking is permitted except in designated areas of the terminal. The designated smoking area at the terminal is located outside of the exit gate(s).

2. The terminal will enforce the personal protective equipment (PPE) requirements of the carrier. Thus, drivers are required to wear the following PPE:
    a. Leather Work Gloves
    b. Steel Toe Rubber Boots
3. Drivers are responsible for using their own judgment as to the safety of loading their vehicles during the times that the terminal is unmanned.
4. Drivers are required to report any unsafe conditions to the IFL Terminal Manager or carrier agent.
5. Drivers are responsible for selecting a load quantity that can safely be loaded into the trailer without causing:
    a. An overfill
    b. The introduction of liquid into the vapor system
    c. A gross vehicle weight in excess of state and federal laws
6. Drivers are responsible for ensuring that the remaining contents in the trailer are compatible with the product to be loaded.
7. Drivers are responsible for knowing the hazards associated with the product being loaded. An MSDS is available in the driver's room.
8. Drivers will be shown the location of all portable fire fighting equipment. Drivers are responsible for knowing the whereabouts of this equipment. The rack is protected by the following:
    a. Three 40 pound portable fire extinguishers are under the canopy
    b. A foam deluge system is on the rack
    c. A 300 gpm foam or water hose is located northeast of the rack
9. Drivers are not permitted to share their ID number or passwords with anyone else to gain access into the terminal or loading equipment.
10. The driver is not permitted to by-pass or jumper any safety device.
11. All cellular phones are to remain in the cab of the tractor. The use of cellular phones under the rack is prohibited.
12. Strike anywhere matches or lighters are not permitted on the driver in the terminal.
13. No maintenance work is to be conducted under the rack.
14. The terminal will provide a nice clean Drivers Room complete with facilities. All drivers are required to maintain this area in a clean and orderly manner. Should anything break, the drivers are required to report the problem immediately or fix the problem if the driver caused it.
15. Contact names and phone numbers will be posted at the terminal is visible locations

LOADING/UNLOADING PROCEDURES

The following are the basic loading/unloading procedures to be followed by all drivers:

1. Upon arriving at the entry gate, the driver is to enter their personal ID number and password.
    a. If the driver and carrier are in good standing the gate will open.
    b. If the driver and carrier are not in good standing, the gate will not open and the driver will have to contact the terminal using the keypad at the gate.

2. The driver is required to stop the truck 30 feet behind the rack; exit the tractor and walk around the entire trailer observing for any unsafe conditions on the tractor, trailer and at the rack.
3. If no unsafe conditions exist, the driver is to carefully proceed at a slow speed to the loading position and set all brakes.
4. Turn off all motors and electric circuits as soon as possible.
5. After donning all PPE, the driver is to connect the following in the order stated and to open the required valves on the trailer
    a. Scully plug
    b. Connect the dry break coupler
6. Proceed to the Accuload batch controller and enter in the requested information, which will include:
    a. ID Number
    b. Password
    c. Quantity to be loaded
    d. Depress the START button
7. The driver is to remain at the immediate loading/unloading area checking for any unsafe conditions including:
    a. Vapor smell
    b. Liquid leaks or drips
    c. Observation of the Accuload to ensure that the unit ramps down the loading rate towards the end of the load.
8. During loading/unloading, the loading process can be shutdown by one of two means:
    a. Depressing the red STOP button – allows the resumption of loading
    b. Depressing the red Emergency Stop Button – requires that a terminal representative be present to resume loading.
9. The loading/unloading process will be terminated if any one of the following conditions exists including:
    a. Scully detects a loss of ground
    b. Scully detects an overfill
    c. Low Flow
10. Upon completion of the loading/unloading, the driver is to disconnect in the following order:
    a. Loading coupler
    b. Scully plug
11. All rack equipment is to be stowed in the cradles or hooks provided.
12. Prior to exiting the rack, the driver is responsible for re-checking the tractor and trailer to ensure that:
    a. All equipment is disconnected
    b. All equipment is neatly stowed
    c. The tractor and trailer are ready for the road.
13. The driver is to proceed to the Drivers Room to complete the following:
    a. Sign three copies of the Bill of Lading
    b. Take two copies
    c. Neatly leave a signed copy in the box provided.

The exit gate is activated by means of a safety loop in the roadway which includes a means to ensure that it is safe to close the gate.

ATTACHMENT "D"

TO: Intercontinental Fuels, LLC

ADDRESS: **17617 Aldine Westfield Rd.**

Houston, Texas 77073

STATEMENT OF SELF-INSURANCE

The Metropolitan Transit Authority of Harris County (**METRO**), Houston, Texas, a unit of government established pursuant to Article 1118x, Vernon's Texas Civil Statues, is shielded from tort liability by the doctrine of sovereign immunity except to the extent waived by the Texas Tort Claims Act, Sections 3 and 4. Liability under this Act is limited to personal injury or death and property damage arising out of the operation or use of a motor vehicle and personal injury or death arising out of a condition or use of tangible personal or real property and arising out of the actions or conduct of Metro employees. Such liability is limited to:

Personal Injury or Death	$100,000 Each Person $300,000 Each Occurrence
Property Damage	$100,000 Each Occurrence

METRO self-insures this exposure. In addition, **METRO** provides physical damage to our revenue and non-revenue vehicles though self-insurance. **METRO** also provides workers' compensation coverage to our employees by means of self-insurance as provided by the Texas Labor Code.

METROPOLITAN TRANSIT AUTHORITY
OF HARRIS COUNTY

BY ______________________________

Tim R. Kriner Date
Director of Risk Management